  Exhibit 5.1
December 27, 2021

TOMI Environmental Solutions, Inc.
8430 Spires Way
Frederick, Maryland 21701

Re: Offering 1,262,500 Warrants of TOMI Environmental Solutions, Inc.

Ladies and Gentlemen:

We have acted as counsel for TOMI Environmental Solutions, Inc., a Florida corporation (the “Company”), in connection with the offering and sale by the Company of 1,262,500 common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of 1,262,500 shares of common stock (the “Warrant Shares”), $0.01 par value per share, of the Company (the “Common Stock”), pursuant to the Securities Purchase Agreement dated September 26, 2021 (the “Purchase Agreement”) between the Company and each purchaser identified therein (the “Purchasers”). We are providing this letter pursuant to Section 2.2(a)(ii) of the Purchase Agreement. Terms defined in the Purchase Agreement are used as therein defined, unless otherwise defined herein.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction of (i) the Articles of Incorporation (as amended from time to time, the “Articles of Incorporation”), (ii) the Bylaws of the Company (as amended from time to time, the “Bylaws”), (iii) the Purchase Agreement, (iv) the registration statement on Form S-3 (Reg. No. 333-249850) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 on November 4, 2020 (as amended, the “Registration Statement”), (v) the prospectus supplement dated September 26, 2021 filed with the base prospectus by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”, together with the base prospectus in the form filed by the Company pursuant to Rule 424(b)(5), as hereinafter collectively referred to as the “Prospectus”), (vi) the Transaction Documents and (vii) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein. As used herein, the term “Registration Statement” means the Registration Statement as of the most recent effective date, including the information deemed at such time to be included in the part of the Registration Statement relating to the Warrants pursuant to Rule 430(B)(f)(2) under the Securities Act.

In addition, we have relied without independent verification upon the representations and warranties of the Company contained in Section 3.1 of the Purchase Agreement.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Purchase Agreement constitutes a valid and binding obligation of each party thereto other than the Company.

As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon the representations of the Company contained in the Purchase Agreement and upon certificates of officers of the Company.

In rendering the opinions set forth herein, whenever a statement or opinion herein is qualified by “to our knowledge,” “known to us,” “to our attention” or by words of similar import, it is intended to indicate that, during the course of our representation of the Company in the subject transaction, no information has come to the attention of those lawyers in our firm who have rendered legal services in connection with the preparation of the Registration Statement, that gives us actual knowledge of the inaccuracy of such statement or opinion. Except as specifically set forth herein, we have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company. In making judgments in respect of matters of materiality, we have, to the extent we deemed appropriate, relied upon management and other representatives of the Company in assessing the possible impact of such items upon the Company.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that:

1.
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Florida, with the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, to execute and deliver the Purchase Agreement and to issue, sell and deliver the Warrants as contemplated by the Purchase Agreement.

2.
Each of the subsidiaries of the Company listed on Schedule I hereto (the “Named Subsidiaries”) is a corporation validly existing under the laws of the jurisdiction of incorporation indicated opposite the name of such Named Subsidiary on Schedule I hereto.

3.
The Transaction Documents have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforcement of rights to indemnity and contribution thereunder may be limited by federal or state securities laws or principles of public policy, and subject to the qualification that the enforceability of obligations of the Company thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity.

4.
The Warrants have been duly authorized by the Company and, when issued, sold and delivered by the Company to, and paid for by, the Purchasers in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable and, to our knowledge, free of any preemptive or similar rights. The Warrant Shares have been duly and validly authorized and reserved for issuance by the Company and, issued upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable and, to our knowledge, free of any preemptive or similar rights.

5.
The statements set forth under the captions “Description of Common Stock” in the Registration Statement and the Prospectus, insofar as such statements purport to summarize certain provisions of the Articles of Incorporation and Bylaws of the Company, provide a fair summary of such provisions in all material respects.

6.
The Registration Statement has become effective under the Securities Act and, to our knowledge, no stop order suspending its effectiveness has been issued by the Commission, nor, to our knowledge, is a proceeding for that purpose pending before or contemplated by the Commission. Any required filing of the Prospectus pursuant to Rule 424 under the Securities Act has been made in the manner and within the time period required by such Rule 424.

7.
The Registration Statement, on the date it initially was declared effective by the Commission (except as to the financial statements, schedules, other financial and accounting data derived therefrom, and the attestation report on internal control over financial reporting, as to which we express no opinion), appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act.

8.
No consent, authorization, approval or order of or filing with any federal or state governmental or regulatory commission, board, body, authority or agency is required to be obtained or made by the Company in connection with the consummation by the Company of the issuance and sale of the Warrants pursuant to the Purchase Agreement, other than such as previously have been obtained or made, including, without limitation, registration of the Warrant Shares under the Securities Act and of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that we express no opinion as to state securities or blue sky laws or foreign securities laws of the various jurisdictions in which the Warrants are being offered thereof.

9.
The execution and delivery of the Purchase Agreement by the Company do not, and the performance by the Company of its obligations thereunder will not (a) result in a violation of the Articles of Incorporation or Bylaws of the Company, (b) breach or result in a default under any provision of any agreement or instrument filed as an exhibit to the Registration Statement; (c) result in a violation of any U.S. federal or Florida state law, rule or regulation, or (d) to our knowledge, result in a violation of any decree, judgment or order of any U.S. or Florida court to which the Company is a named party, except that we express no opinion in this paragraph regarding any federal securities laws, any state securities or “Blue Sky” laws or the provisions of Section 4.8 of the Purchase Agreement.

10.
To our knowledge, there are no contracts, licenses, agreements, leases or documents of a character that are required to be filed as exhibits to the Registration Statement, or to be summarized or described in the Registration Statement and the Prospectus, which have not been so filed, summarized, or described as required.

11.
To our knowledge, there is no pending or threatened action, suit, investigation or proceeding before or by any United States or state court, government agency or authority against the Company or any of the Named Subsidiaries that are required to be described in the Registration Statement and the Prospectus and that are not so described as required.

12.
The Company is not and, after giving effect to the offering and sale of the Warrants, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

13.
To our knowledge, except as described in the Registration Statement and the Prospectus, no person is entitled to require the Company to register shares of capital stock or other securities of the Company under the Securities Act in connection with the offering contemplated by the Registration Statement.

14.
The Warrant Shares have been duly registered as a class pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

15.
Based in part upon the representations of the Purchasers contained in the Purchase Agreement, the Warrants and the Warrant Shares may be issued to the Purchasers without registration under the Securities Act of 1933, as amended.

Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions.

A. For purposes of our opinions in paragraphs 1 and 2 above as to the incorporation, valid existence and good standing of the Company and the Named Subsidiaries, we have relied solely upon good standing or similar certificates issued by appropriate authorities in the subject jurisdictions.

B. For purposes of our opinion in paragraph 6 above, we have relied solely upon (i) the effectiveness order posted by the Commission on its Electronic Data Gathering and Retrieval System (“EDGAR”) indicating that as of 4:30 p.m., Washington, D.C. time on November 13, 2020, the Registration Statement had been declared effective (ii) the listing of stop orders posted on the Commission’s web site, which does not indicate that a stop order suspending the effectiveness of the Registration Statement has been issued by the Commission, and (iii) a confirmation of filing received from EDGAR dated September 29, 2021 with respect to the filing of the Prospectus Supplement pursuant to Rule 424(b).

C. For purposes of the opinions set forth herein we have relied on officer’s certificate(s), the Articles of Incorporation, and minute books and stock records relating to meetings and written actions of the Board of Directors and stockholders of the Company. The Company has represented to us that the records and documents made available to us are complete and accurate and constitute all of the Company’s records and documents with respect to the issuance of shares of its capital stock, options, warrants, conversion privileges or other rights to purchase shares of its capital stock.

D. The opinions expressed in this letter are limited to the laws of the States of Florida, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion on any matter covered by (i) the “blue sky” or securities laws of any state or (ii) laws, rules or regulations applicable to (1) patents, copyrights, trademarks and other proprietary rights and licenses or (2) the United States Food and Drug Administration.

E. In our examination of laws, rules and regulations for purposes of this opinion, our review was limited to those laws, rules and regulations that, in our experience, are generally known to be applicable to transactions of the type covered by the Purchase Agreement.

F. We have assumed the conformity of the documents filed with the Commission via EDGAR, except for required EDGAR formatting changes, to physical copies of the documents delivered to, or prepared by, the Company and submitted for our examination.

This letter is effective only as of the date hereof. We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

This letter is furnished by us solely for the benefit of the Placement Agent and the Purchasers in connection with the transactions contemplated by the Purchase Agreement and may not be relied upon by the Placement Agent and the Purchasers for any other purpose, nor may it be furnished to or relied upon by any other person or entity for any purpose whatsoever. This letter is not to be quoted in whole or in part or otherwise referred to or used, nor is it to be filed with any governmental agency or any other person, without our express written consent.

Very truly yours,

SCHEDULE I

Name of Subsidiary	State of Incorporation
TOMI Environmental Solutions, Inc.	Nevada